EXHIBIT 8.1

2000 FIRST TENNESSEE BUILDING 165 MADISON AVENUE MEMPHIS, TENNESSEE 38103 PHONE: 901.526.2000 FAX: 901.577.2303

 www.bakerdonelson.com

March 20, 2015

Board of Directors
Mid-America Apartment Communities, Inc.
6584 Poplar Avenue, Suite 300
Memphis, TN 38138

Re:  Mid-America Apartment Communities, Inc.'s Qualification as a Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Mid-America Apartment Communities, Inc., a Tennessee corporation (the “Company”), in connection with a Registration Statement on Form S-3 filed by the Company on March 20, 2015 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 2,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to the Company’s Dividend and Distribution Reinvestment and Shares Purchase Plan. You have requested our opinion regarding certain U.S. federal income tax matters.

The Company operates in an umbrella partnership real estate investment trust (“REIT”) structure. In this structure, properties are owned and operated by one or more operating partnerships in which the Company is general partner and owns a substantial interest. The Company’s primary operating partnership is Mid-America Apartments, L.P. (the “Operating Partnership”).

The Operating Partnership and the Company currently own equity interests in 266 existing and operating multifamily properties (the “Existing Properties”). The Company owns indirectly through the Operating Partnership, subsidiary limited partnerships or limited liability companies (collectively, the “Property Partnerships”). The Company is a participant in certain joint ventures (the “Joint Ventures”). The Company also is an indirect owner of certain taxable REIT subsidiaries (collectively, the “Taxable REIT Subsidiaries”).

In giving the opinion set forth below, we have examined the following:

1.	the Company’s Charter, as amended and restated to date;
2.	the Company’s Bylaws, as amended and restated to date;
3.	the Registration Statement and the related form of prospectus included therein, in the form filed with the Commission pursuant to the Act;
4.	the governing documents of the Property Partnerships, the Taxable REIT Subsidiaries and the Joint Ventures;
5.	the Ownership Limit Waiver Agreement dated June 6, 2011 by and between the Company and Invesco Advisers, Inc.;
6.	the Ownership Limit Waiver Agreement dated September 1, 2011 by and between the Company and BlackRock, Inc.;

7.	the Ownership Limit Waiver Agreement dated July 15, 2014 by and between the Company and The Vanguard Group, Inc.;
8.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinion rendered below, we have assumed generally that:

1.	Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.
2.	Each partner (each, a “Partner”) of the Property Partnerships that is a corporation or other entity has a valid legal existence.
3.	Each Partner has full power, authority, and legal right to enter into and to perform the terms of the partnership agreements of the Property Partnerships (the “Partnership Agreements”) and the governing documents of the Property Partnerships, and the transactions contemplated thereby.
4.	Each Property Partnership operates in accordance with the governing law of the state in which it was formed and the Partnership Agreement pursuant to which it was formed.
5.	Each Partnership Agreement has remained in substantially the same form as it was upon the most recent amendment and restatement thereof, and has not been amended in any material respect (except upon the substitution of partners in accordance with the terms of such Partnership Agreement).
6.	During its taxable year ending December 31, 1994, and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated as of the date above and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years.
7.	The Company will not make any amendments to its organizational documents or the organizational documents of any of the Property Partnerships after the date of this opinion that would affect its qualification as a REIT for any taxable year.
8.	No action will be taken by the Company or the Property Partnerships after the date hereof that would have the effect of altering the facts upon which the opinion set forth below are based.

In connection with the opinion rendered below, we also have relied upon the correctness of the representations contained in the Officer’s Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with such representations. Where such representations involve matters of laws, we have explained to the Company’s representatives the relevant and material sections of the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service, and other relevant authority to which such representations relate and are satisfied that the Company’s representatives understand such provisions and are capable of making such representations.

Based on the factual matters in the documents and assumptions set forth above, the representations as to factual matters set forth in the Officer’s Certificate, the discussion in the Registration Statement under the caption “Federal Income Tax Consequences,” the factual matters in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 19, 2015 (the “Tax 8-K”), we are of the opinion that:

(a)	Commencing with its taxable year ended December 31, 1994, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as REIT under the Code, and its organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and
(b)	Although the discussion set forth in Exhibit 99.1 to the Tax 8-K under the heading “Material Federal Income Tax Consequences,” and the discussion set forth in the prospectus constituting a part of the Registration

Statement under the heading “Federal Income Tax Consequences” do not purport to discuss all possible U.S. federal income tax consequences of the purchase, ownership and disposition of the Shares, such discussion, insofar as it purports to summarize matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes an accurate summary of the matters set forth therein in all material respects. The U.S. federal income tax consequences of an investment in the Shares by an investor will depend on that holder’s particular situation, and we express no opinion as to the completeness of the discussion set forth as applied to any particular holder.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinion is rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update any opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it speaks only as of the date hereof. This opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of the name of our firm in the section entitled “Legal Matters” in the prospectus included in the Registration Statement and in Exhibit 99.1 to the Tax 8-K. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ,
a professional corporation

By:	/s/ Richard F. Mattern Richard F. Mattern Authorized Representative

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE BY THIS LAW FIRM WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT THIS ADVICE WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY THE ADDRESSEE OR ANY OTHER PERSON, FOR THE PURPOSE OF (A) AVOIDING UNITED STATES FEDERAL TAX PENALTIES, OR (B) PROMOTING, MARKETING OR RECOMMENDING TO ANOTHER PARTY ANY TAX-RELATED MATTER ADDRESSED HEREIN.